Exhibit 10.1

June 16, 2003

Brian Kelly
San Francisco, CA 94415

Dear Brian,

I am pleased to offer you the position of EVP, Product Strategy for KANA Software, Inc., reporting directly to me.

This letter outlines the proposed terms of employment with KANA. Your start date will be effective immediately. Your annual salary will be $175,000 paid semi monthly with an incentive bonus of an additional $75,000 per year, based on achievement of your objectives and payable on a semi-annual basis, with an upside potential for an additional $75,000 for exceeding goals. You will receive a $150,000 sign-on bonus payable on your first day of employment. This sign-on bonus is fully refundable to KANA should your employment terminate within 180 days of your start date. You will also be eligible for a $25,000 merger bonus payable upon closing transaction. Should KANA terminate your employment without cause, you will receive severance of continued base pay and option vesting for one year.

I will recommend that you be granted an option to purchase 300,000 shares of stock as your hire grant. This grant is subject to approval by the Board of Directors after your employment begins. The option would vest over four years subject to a six-month cliff and would be governed by the terms set forth in the Company's standard form of stock options agreement. In the event of a change in control of 50% or more of the outstanding stock of the Company, and following such change you are not offered the same position in the combined entity as held prior to the Change of Control, then 100% of the unvested shares shall immediately vest.

The Company will provide to you the health, holiday, vacation and other benefits available to all its full time employees. Enclosed, for your review, is information related to some of the benefits. You will also be covered under our Directors and Officers liability insurance plan.

To indicate your acceptance of this offer of employment, please sign below and return to me. Your employment at KANA is subject to your signing the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement. Your employment will not be governed by a written or oral contract. You will be an "at-will" employee, which means that either you or the Company may terminate your employment at any time, for any or no reason, and with or without notice. This at-will nature of your employment cannot be modified except in writing signed by an executive officer of KANA.

Brian, all of us welcome you in re-joining KANA and we look forward to having you on our team again. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8300.

Sincerely,

Chuck Bay

Chief Executive Officer

Accepted
Signature:
Name:	Brian Kelly
Date: